                           CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                            PHOENIX TECHNOLOGIES LTD.

     Phoenix Technologies Ltd., a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), does hereby certify that:

     FIRST: At a meeting of the Board of Directors of the Corporation held on September 28, 1995, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the amendment is as follows:

     RESOLVED, THAT, subject to obtaining favorable vote from stockholders holding at least a majority of the shares entitled to vote on the matter, Article FOURTH (a) of the Restated Certificate of Incorporation of the Corporation be amended in full to read as follows:

               "(a) The total number of shares of capital stock which the Corporation shall have authority to issue is 40,500,000, of which 40,000,000 shall be shares of common stock, each of which shall have a par value of $.001 (the "Common Stock"), and 500,000 shall be shares of preferred stock, each of which shall have a par value of $.10 (the "Preferred Stock")."

          SECOND: Thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and was held on February 29, 1996, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which the necessary number of shares as required by statute were voted in favor of said amendment.

          THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officer this 17th day of April, 1996.


                                        /s/ Scott C. Neely
                                        ---------------------------------
                                        Scott C. Neely
                                        Vice President,
                                        General Counsel and Secretary